Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 21, 2016
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended September 30, 2016, consolidated net income was $1,930,000, or $0.24 per diluted common share, compared to $1,904,000, or $0.24 per diluted common share, for the prior quarter and $1,382,000, or $0.17 per diluted common share for the same period a year ago. The earnings growth compared to prior periods is mainly due to strong loan production which is driving net interest income, and improvements in operating efficiency that resulted in a decrease in non-interest expense.

Net interest income was $7,829,000 for the three months ended September 30, 2016, compared to $8,106,000 for the prior quarter and $6,354,000 for the same period last year. The decrease compared to the prior quarter is mainly due to one-time loan discount accretion on certain purchase credit impaired (“PCI”) loans acquired from Mother Lode Bank, recognized during the second quarter of 2016. The increase compared to the third quarter of 2015 is the result of strong organic loan growth over the past twelve months combined with the acquisition of Mother Lode Bank. The Company’s net interest margin for the three months ended September 30, 2016 was 3.73%, compared to 4.03% for the prior quarter, and 3.61% for the same period last year. The net interest margin compressed slightly compared to the prior quarter as a result of the PCI loan accretion during the second quarter but excluding these non-recurring entries, the strong loan growth has allowed us to deploy low-yielding cash balances into higher yielding commercial loans and investment securities, resulting in the year over year expansion of our net interest margin.

Non-interest income for the three months ended September 30, 2016 totaled $1,077,000, compared to $1,056,000 during the prior quarter, and $965,000 for the same period last year. The increase compared to the prior quarters is primarily the result of increased transaction related fees and service charges associated with the increased number of deposit accounts.

Non-interest expense for the three months ended September 30, 2016 totaled $5,924,000, compared to $6,187,000 during the prior quarter, and $5,299,000 for the same period last year. The decrease compared to the prior quarter is mainly the due to an increase in deferred loan costs from strong loan production and a decrease of OREO related expenses. The increase compared to last year corresponds to salaries and benefits associated with our new Sonora branch and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $947 million as of September 30, 2016, an increase of $21.4 million over June 30, 2016 and $153.3 million over September 30, 2015. Gross loans were $602.6 million as of September 30, 2016, an increase of $22.8 million over June 30, 2016, and an increase of $125.2 million over September 30, 2015. The Company’s total deposits were $859.8 million as of September 30, 2016, an increase of $21.3 million over June 30, 2016, and an increase of $147.2 million over September 30, 2015.

The balance sheet growth compared to September 30, 2015 includes acquired balances of $78.7 million in assets, including $45.8 million in gross loans, and $71.1 million in total deposits from Mother Lode Bank.

“Delivering on our core strength of relationship banking has allowed us to capitalize on the loan demand within our community and expand our market presence,” stated Chris Courtney, President and CEO. “The business portfolio acquired from Mother Lode Bank continues to perform in line with expectations as we’ve implemented strategic operating efficiencies which have propelled accretion to earnings,” concluded Courtney.

Non-performing assets as of September 30, 2016 were $4,099,000, or 0.43% of total assets, compared to $3,884,000, or 0.42% of total assets, as of June 30, 2016, and $5,123,000, or 0.65%, at September 30, 2015. The slight increase during the quarter is due to one property valued at $254,000 that was acquired through a loan foreclosure during the quarter. The loan growth slightly outpaced the provision for loan loss of $90,000 during the third quarter of 2016, thus decreasing the allowance for loan losses to 1.29% of gross loans at September 30, 2016 compared to 1.32% at June 30, 2016 and 1.55% at September 30, 2015. The decrease in the loan loss reserve percentage compared to September 30, 2015 is primarily due to the loans acquired from Mother Lode Bank that were recorded at fair value and thus did not require a loan loss reserve.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2016	2016	2016	2015	2015

Net interest income	$7,829	$8,106	$7,542	$6,647	$6,354
Provision for (reversal of) loan losses	90	125	200	-	-
Non-interest income	1,077	1,056	1,037	962	965
Non-interest expense	5,924	6,187	6,187	7,085	5,299
Net income before income taxes	2,892	2,850	2,192	524	2,020
Provision for income taxes	962	946	683	34	638
Net income	$1,930	$1,904	$1,509	$490	$1,382

Earnings per common share - basic	$0.24	$0.24	$0.19	$0.06	$0.17
Earnings per common share - diluted	$0.24	$0.24	$0.19	$0.06	$0.17
Dividends paid per common share	$0.12	$-	$0.12	$-	$0.11
Return on average common equity	9.28%	9.48%	7.68%	2.49%	7.17%
Return on average assets	0.82%	0.85%	0.67%	0.24%	0.70%
Net interest margin (1)	3.73%	4.03%	3.76%	3.62%	3.61%
Efficiency ratio (2)	62.08%	62.48%	67.46%	66.65%	66.95%

Capital - Period End
Book value per common share	$10.24	$10.14	$9.76	$9.69	$9.55

Credit Quality - Period End
Nonperforming assets/ total assets	0.43%	0.42%	0.97%	0.88%	0.65%
Loan loss reserve/ gross loans	1.29%	1.32%	1.33%	1.36%	1.55%

Period End Balance Sheet
($ in thousands)
Total assets	$947,017	$925,635	$905,750	$897,038	$793,723
Gross loans	602,569	579,774	568,227	541,032	477,327
Nonperforming assets	4,099	3,884	8,763	7,882	5,123
Allowance for loan losses	7,767	7,680	7,557	7,356	7,389
Deposits	859,756	838,458	822,440	814,691	712,577
Common equity	82,858	81,993	78,960	78,263	77,147

Non-Financial Data
Full-time equivalent staff	158	158	164	158	150
Number of banking offices	16	16	16	16	15

Common Shares outstanding
Period end	8,093,555	8,088,155	8,088,155	8,078,155	8,078,155
Period average - basic	8,030,782	8,028,332	8,008,602	7,996,644	7,994,857
Period average - diluted	8,063,381	8,060,464	8,051,776	8,045,090	8,040,577

Market Ratios
Stock Price	$10.20	$9.75	$9.27	$10.40	$9.46
Price/Earnings	10.70	10.25	12.27	42.78	13.79
Price/Book	1.00	0.96	0.95	1.07	0.99

	Nine Months Ended September 30,
($ in thousands, except per share)	2016	2015

Net interest income	$23,477	$18,755
Provision for (reversal of) loan losses	415	(125)
Non-interest income	3,170	3,148
Non-interest expense	18,298	15,591
Net income before income taxes	7,934	6,437
Provision for income taxes	2,591	2,019
Net income	$5,343	$4,418

Earnings per common share - basic	$0.67	$0.55
Earnings per common share - diluted	$0.66	$0.55
Dividends paid per common share	$0.24	$0.21
Return on average common equity	8.83%	7.77%
Return on average assets	0.78%	0.77%
Net interest margin (1)	3.84%	3.68%
Efficiency ratio (2)	63.95%	68.56%

Capital - Period End
Book value per common share	$10.24	$9.55

Credit Quality - Period End
Nonperforming assets/ total assets	0.43%	0.65%
Loan loss reserve/ gross loans	1.29%	1.55%

Period End Balance Sheet
($ in thousands)
Total assets	$947,017	$793,723
Gross loans	602,569	477,327
Nonperforming assets	4,099	5,123
Allowance for loan losses	7,767	7,389
Deposits	859,756	712,577
Common equity	82,858	77,147

Non-Financial Data
Full-time equivalent staff	158	150
Number of banking offices	16	15

Common Shares outstanding
Period end	8,093,555	8,078,155
Period average - basic	8,022,602	7,986,542
Period average - diluted	8,058,558	8,034,066

Market Ratios
Stock Price	$10.20	$9.46
Price/Earnings	11.50	12.79
Price/Book	1.00	0.99

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.